Exhibit 99.1

NEWS RELEASE

For:
Tasty Baking Company
For More Information:
Mary C. Borneman	David S. Marberger
Manager, Investor Relations	Chief Financial Officer
215-221-8537	215-221-8500
mary.borneman@tastykake.com

FOR IMMEDIATE RELEASE

TASTY BAKING COMPANY REPORTS
SECOND QUARTER 2006 EARNINGS PER SHARE OF $0.14

The Company also announces management promotions

Philadelphia, Pennsylvania, July 31, 2006 - Tasty Baking Company (Nasdaq: TSTY) today announced financial results for the second quarter ended July 1, 2006.

Financial Highlights Second Quarter 2006

	2006 Q2	2005 Q2	% Change	2006 Year-to-Date	2005 Year-to-Date	% Change
Gross Sales	$67.9	$69.6	-2.4%	$137.2	$135.5	1.3%
Volume			-10.8%			-8.0%
Net Sales	$42.6	$43.7	-2.7%	$85.5	$84.9	0.7%
Route Net Sales			-3.8%			0.3%
Non-route Net Sales			1.0%			2.0%
Gross Margin[1] %	36.0%	34.2%	1.8 pps	35.0%	33.3%	1.7 pps
Net Income per Fully-Diluted Share[2]	$0.14	$0.11		$0.25	$0.17

$ in millions, except per share data [1] Based on net sales less cost of sales and depreciation [2] Quarterly net income per share may not calculate to year-to-date net income per share due to rounding

Results of Operations - Second Quarter

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “We were pleased to announce second quarter 2006 earnings per fully-diluted share of $0.14 along with a 1.8 percentage point improvement in gross margin over the second quarter of 2005. Over the last three years, gross margin has improved 7.4 percentage points. These results demonstrated our ability to deliver solid margin improvement and earnings growth in a challenging economic environment. We have leveraged our technology and people to enhance cost control and increase efficiencies throughout the business.”

The Company reported net sales in the second quarter 2006 of $42.6 million, down 2.7% from the second quarter last year. Net sales during the quarter were affected by the sales volume decline year-over-year and the mix of sales performance between route and non-route sales. Gross sales decreased 2.4% on a volume decrease of 10.8%.

Route net sales decreased 3.8% in the second quarter 2006 versus the comparable period in 2005. The route net sales decline was driven by the volume decline. However, the Company experienced improved price realization on the route sales as a result of the price increase and lower promotional spending.

Non-route net sales were up 1.0% versus the same period last year. Non-route net sales again benefited from the price increase and higher sales to certain existing direct customers. Sales in new markets through third-party distributors increased but were partially offset by reduced distribution in existing markets.

Cost of sales, excluding depreciation, decreased 5.6% in the second quarter 2006 versus the second quarter 2005, on the sales volume decline of 10.8%. Cost of sales did not decrease in line with the sales volume decline due to increased operating and packaging expenses as a result of higher fuel and energy costs.

Gross margin in the second quarter 2006 was 36.0%, up 1.8 percentage points versus the comparable period last year. The gross margin improvement was driven by improved price realization on route net sales during the quarter as a result of the price increase as well as the move to higher promoted price points, which reduced the rate of promotions.

Selling, general and administrative (SG&A) expense decreased 0.8% in the second quarter 2006 versus the second quarter 2005. The decrease was mostly driven by a reduction in salaries and related personnel costs along with cost control efforts in other areas. However, these reductions were largely offset by significant increases year-over-year in transportation costs driven by higher fuel prices.

Net income and net income per fully-diluted share grew to $1.1 million and $0.14, respectively, in the second quarter 2006, up from $0.9 million and $0.11, respectively, in the second quarter last year.

David S. Marberger, executive vice president and chief financial officer, said, “Overall, we were pleased with the Company’s performance, as net income increased 28% in the second quarter 2006 versus the same quarter last year. Although total net sales were down versus the prior year, they were on a comparable level with the first quarter 2006, with net sales per case up 9% compared to the second quarter 2005. We are committed to making the right decisions for the business and the long-term interests of the shareholders.”

Results of Operations - Year to Date

For the 26 weeks ended July 1, 2006, net sales were $85.5 million compared to $84.9 million in the same period 2005, an increase of 0.7%.

Route net sales were up 0.3% year-to-date versus the same period last year, and non-route net sales were up 2.0% year-to-date versus the same period last year.

The Company’s net income for the first 26 weeks of 2006 was $2.1 million, or $0.25 per fully diluted share, compared with net income of $1.4 million, or $0.17 per fully diluted share, in the same period last year, an increase in net income of 53%.

At this time, the Company maintains its previous commentary on 2006 anticipated financial performance as provided in the Company’s press release dated February 28, 2006. Specifically, due to the expected impact of the price increases implemented in January 2006, Tasty Baking Company forecasts a total sales volume decline of approximately eight to ten percent for fiscal 2006 compared to 2005. The decline in total sales volume is expected to result in a net sales change that will range from even to down two percent when compared to 2005 net sales. The Company anticipates gross profit, as a percentage of net sales, to improve approximately two percentage points in 2006 versus 2005. SG&A, as a percentage of net sales, is expected to increase up to one percentage point in 2006 versus 2005. Capital spending is not expected to exceed $8.5 million.

Management Promotions

Tasty Baking Company also announced today key management promotions. David S. Marberger has been promoted to the position of Executive Vice President. In his new role, Mr. Marberger will assume greater responsibility for the daily operational management of the overall business as he continues to serve as the Company’s Chief Financial Officer. Mr. Marberger has been the chief financial officer of the Company since February 2003 and his transition to a more senior role will enhance his long-term development with Tasty Baking Company.

Autumn R. Bayles, who has served as the Company’s Chief Information Officer since August 2003, has been promoted to a new management position, Senior Vice President, Strategic Operations and Technology. In her new role, Ms. Bayles will assume greater responsibility for the strategic supply chain operations.

The Company also promoted Brendan O’Malley, who previously served as the Company’s Director of Information Technology, to Chief Information Officer to lead the Company’s technology infrastructure and applications team.

In addition, Joseph W. Carboy, Director of Operations at the Hunting Park Bakery, and Edward P. Pixler, Director of Operations and General Manager of the Oxford bakery, have both been promoted to Vice Presidents. These promotions recognize their contributions to date and the significant role they are playing in evaluating the Company’s long-term strategic manufacturing options.

Charles P. Pizzi, president and chief executive officer of Tasty Baking Company, said, “It is imperative that we continually strengthen the structure of the management team. These organizational changes will allow us to leverage the expertise of our top executives through a flatter management alignment that will enhance the execution of our strategic growth initiatives. These individuals have played key roles in the progress we have made to date. They will also be instrumental to the future growth of the business as I concentrate on strategic planning and work closely with Dave to evaluate and assess the long-term growth opportunities for the business.”

All appointments were ratified at the regular Board of Directors meeting on July 27, 2006, and are effective immediately.

Conference Call Information

Tasty Baking Company management will host a conference call Monday afternoon, July 31, 2006, at 4:30 p.m. EDT to discuss the quarter’s financial results. Investors will have the opportunity to listen to the call over the Internet at Tasty Baking Company’s web site, http://www.tastykake.com. On the Company's homepage, click on "Corporate Info" and then "Investor Relations." For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will remain available for ninety days on the Company’s website. To access the telephone replay, please call 1-888-203-1112 and enter the passcode 7462425. The telephone replay will be available from 6:00 p.m. on July 31, 2006, until Sunday, August 6, 2006, at 11:59 p.m. EDT.

About Tasty Baking Company

Tasty Baking Company (NasdaqNM: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the Company’s website or by calling 1-800-33-TASTY.

# # #

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. There are a number of factors that may cause actual results to differ from these forward-looking statements, including without limitation, the success of marketing and sales strategies and new product development, the ability to successfully enter new markets, the price of raw materials, the costs and availability of financing to fund improvements to existing facilities or to relocate to new facilities, and general economic and business conditions. Other risks and uncertainties that may materially affect the Company are provided in the Company’s annual reports to shareholders and the Company’s periodic reports filed with the Securities and Exchange Commission from time to time, including reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. The Company assumes no obligation to publicly update or revise any forward-looking statements.

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF OPERATING RESULTS
(Unaudited)
(000's, except per share amounts)

		13 Weeks Ended		26 Weeks Ended
		7/1/2006	6/25/2005	7/1/2006	6/25/2005

	Gross sales	$67,909	$69,580	$137,241	$135,526
	Less discounts and allowances	(25,348)	(25,850)	(51,771)	(50,642)
	Net sales	42,561	43,730	85,470	84,884

	Cost of sales	25,599	27,125	52,419	53,149
	Depreciation	1,626	1,661	3,168	3,462
	Selling, general and administrative	13,419	13,526	26,363	26,181
	Interest expense	412	326	787	647
	Other income, net	(274)	(242)	(574)	(480)

	Income before provision for income taxes	1,779	1,334	3,307	1,925

	Provision for income taxes	644	448	1,218	560

	Net income	$1,135	$886	$2,089	$1,365

Average number of shares outstanding:	Basic	8,052	8,056	8,052	8,060
	Diluted	8,236	8,159	8,250	8,163
	Per share of common stock:

Net income:	Basic	$0.14	$0.11	$0.26	$0.17
	Diluted	$0.14	$0.11	$0.25	$0.17
	Cash dividend	$0.05	$0.05	$0.10	$0.10

TASTY BAKING COMPANY AND SUBSIDIARIES
CONSOLIDATED HIGHLIGHTS OF BALANCE SHEET
(Unaudited)
(000's)

	7/1/2006	12/31/2005

Current assets	$30,344	$29,008
Property, plant, and equipment, net	66,508	66,248
Other assets	26,658	26,051

Total assets	$123,510	$121,307

Current liabilities	19,843	19,372
Long term debt	23,848	23,092
Accrued pension and other liabilities	24,562	24,599
Postretirement benefits other than pensions	16,244	16,955
Shareholders' equity	39,013	37,289

Total liabilities and shareholders' equity	$123,510	$121,307